Exhibit 10.33

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT
THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 12, 2016 (the “Amendment Effective Date”), by and between Tom Douglas Moeller (the “Executive”) and Florists’ Transworld Delivery, Inc., a Michigan corporation (the “Company”).
WHEREAS, the Company and the Executive entered into that certain Employment Agreement dated as of March 27, 2010, as amended by that certain First Amendment to Employment Agreement dated as of February 26, 2016 (as amended, the “Agreement”); and
WHEREAS, the parties desire to amend the Agreement in the manner reflected herein.
NOW, THEREFORE, in consideration of the premises and mutual covenants and conditions herein, the parties, intending to be legally bound, hereby agree as follows:

1.	Section 1 of the Agreement is hereby stricken in its entirety and replaced with the following:

“1. Term; Position. The term of this Agreement will commence on April 12, 2010 (the “Effective Date”) and extend for two years from the Effective Date, unless this Agreement is earlier terminated as provided herein (which term shall automatically renew for successive one year terms thereafter unless the Company provides written notice of non-renewal to you at least ninety (90) days prior to the expiration of the then current term) (the “Term”). If the Company provides written notice of non-renewal as specified in the immediately preceding sentence, your employment with the Company shall terminate on the last day of the Term, unless terminated earlier pursuant to Section 7, and such termination of employment on the last day of the Term shall be considered a termination by the Company “without cause” (as defined below) during the Term entitling you, upon your execution and delivery to the Company of the Release referred to in Section 7(b), to the benefits provided for in Sections 4 and 7 below.  If the Company provides such notice of its decision not to extend and you have not provided a similar notice, it shall be presumed that you were willing and able to extend the Term on terms and conditions substantially similar to those existing prior to such notice. During the Term, you will serve as the Company's Executive Vice President, Florist Division and will have such duties and responsibilities consistent with your position or such other duties and responsibilities as may from time to time be determined by the Chief Executive Officer or President of the Company or FTD Companies, Inc. (“FTD”). You will report to a member of senior management of the Company or FTD as may be designated by the Chief Executive Officer or President of the Company or FTD. You will agree to devote your full-time attention, skill and efforts to the performance of your duties for the Company.”

2.	Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

3.
Except to the extent amended hereby, all terms, provisions and conditions of the Agreement are hereby ratified and shall continue in full force and effect and the Agreement shall remain enforceable and binding in accordance with its terms.

4.
This Amendment shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the conflicts of laws principles thereof. The parties consent to jurisdiction and venue in any federal or state court of competent jurisdiction located in the City of Chicago.

5.
This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be deemed an original, but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

FLORISTS’ TRANSWORLD DELIVERY, INC. By: /s/ Scott Levin Name: Scott D. Levin Title: EVP and General Counsel	TOM DOUGLAS MOELLER /s/ Tom Douglas Moeller